Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

August 31, 2018

[Laura Alexander] [Eric Bakken] [Rachel Endrizzi] [Chad Kapadia] [Andrew Lacko] [Jim B. Lain] [Shawn Moren] [Amanda Rusin] [Hugh Sawyer] [Kersten Zupfer]
c/o Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

Dear [Laura] [Eric] [Rachel] [Chad ] [Andrew ] [Jim] [Shawn] [Amanda] [Hugh] [Kersten]:

[Reference is made to the Employment Agreement (the “Employment Agreement”), dated [August 31, 2012] Bakken and Endrizzi [November 11, 2013] Lain [December 1, 2014], Zupfer by and between you and Regis Corporation (the “Company”).] For individuals with an employment agreement. In consideration of your continued employment with [the Company] For individuals with an employment agreement. [Regis Corporation (the “Company”)] For individuals without an employment agreement. and the grants of any restricted stock units and performance stock units covering shares of the Company made or to be made to you in Fiscal Year 2019 (the “FY19 Equity Awards”), the Company and you agree as follows:

1.
For the avoidance of doubt, neither: (a) implementation of the Company’s FY19-FY23 long-term incentive program as summarized in the Company’s press release dated August 22, 2018, including the terms and conditions of the FY19 Equity Awards granted to you, nor (b) the fact that the Company is not obligated to (and may not) grant to you additional equity awards through August 30, 2023, other than pursuant to the Company’s Stock Purchase and Matching RSU Program (if applicable), shall not constitute “Good Reason” under [the terms of the Employment Agreement or otherwise] For individuals with an employment agreement. [the terms of any arrangement between you and the Company]. For individuals without an employment agreement.  Such waiver shall be in effect until August 30, 2023 so long as the terms and conditions of the FY19-FY23 long-term incentive programs and associated award agreements and the terms and conditions of the award agreements governing long-term incentive awards granted prior to the date hereof are not materially and adversely modified.  Notwithstanding the foregoing, nothing in this Paragraph 1 shall confer upon you any “Good Reason” right that you do not otherwise have or imply that any changes to the Company’s long-term incentive program would constitute “Good Reason.”

2.
[The [second paragraph of Section 4(b)] Bakken [last sentence of Section 4(e)] Lain of the Employment Agreement shall not apply to any Company equity awards granted on or after the date of this letter, including, for the avoidance of doubt, the FY19 Equity Awards, and, notwithstanding anything to the contrary contained in the Company’s 2016 Long Term Incentive Plan or any agreement between you and the Company, the treatment in the event of a Change in Control (as defined below) of any Company equity awards granted on or after the date of this letter, shall be governed by the applicable award agreement.] Bakken and Lain [Notwithstanding anything to the contrary contained in the Company’s 2016 Long Term Incentive Plan or any agreement between you and the Company, the treatment in the event of a Change in Control (as defined below) of any Company equity awards granted on or after the date of this letter shall be governed by the applicable award agreement.] Endrizzi, Zupfer and all individuals without an employment agreement.

3.	For purposes of any Company equity award granted on or after the date of this letter, “Change in Control” shall have the meaning set forth in the corresponding equity award agreement.

4.
You hereby waive the application of Section 12.9 of the Regis Corporation Amended and Restated 2004 Long Term Incentive Plan, as amended and restated on October 22, 2013 and amended further effective August 29, 2014, and you acknowledge and agree that in no event will you be entitled to a “gross-up” for any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986 as amended. [For purposes of clarification, this Section 4 does not modify or supersede Section 6(e) of the Employment Agreement.] Bakken

5.
[If you experience a Qualifying Termination prior to August 31, 2019, you will be entitled to a lump sum payment of $[•], less required tax withholding, payable on the Company’s first regular payroll date following such Qualifying Termination. For the avoidance of doubt, the foregoing payment shall be in addition to any other payment that may be owed to you by the Company in connection with your Qualifying Termination, including, but not limited to, pursuant to the terms of the Employment Agreement, your outstanding equity awards, any applicable Company severance policy or guidelines, and/or any other written arrangements between you and the Company. “Qualifying Termination” means (a) a Termination of Employment without Cause (other than as a result of death or Disability) under circumstances in which the Board of Directors of the Company does not intend to fill the position that you hold immediately prior to the Qualifying Termination, or (b) a Termination of Employment without Cause (other than as a result of death or Disability) or for Good Reason following the appointment of a successor or interim successor to the current Chief Executive Officer, Hugh Sawyer. For purposes of this Paragraph 5, “Termination of Employment,” “Cause,” and “Disability” have the meanings ascribed to such terms in the Company’s 2016 Long Term Incentive Plan, as amended and restated to date, and “Good Reason” has the meaning set forth in your Employment Agreement, as amended hereby; provided, however, that in order for the Termination of Employment to constitute a Termination of Employment for Good Reason, you must terminate employment no later than one hundred and twenty (120) days following the end of the applicable cure period.] All participants with employment agreements other than HS

[If you experience a Qualifying Termination prior to August 31, 2019, you will be entitled to a lump sum payment of $[•], less required tax withholding, payable on the Company’s first regular payroll date following such Qualifying Termination. For the avoidance of doubt, the foregoing payment shall be in addition to any other payment that may be owed to you by the Company in connection with your Qualifying Termination, including, but not limited to, pursuant to the terms of the Employment Agreement, your outstanding equity awards, any applicable Company severance policy or guidelines, and/or any other written arrangements between you and the Company. “Qualifying Termination” means a Termination of Employment without Cause (other than as a result of death or Disability). For purposes of this Paragraph 5, “Termination of Employment,” “Cause,” and “Disability” have the meanings ascribed to such terms in the Company’s 2016 Long Term Incentive Plan, as amended and restated to date.] HS only

[If you experience a Qualifying Termination prior to August 31, 2019, you will be entitled to a lump sum payment of $[•], less required tax withholding, payable on the Company’s first regular payroll date following such Qualifying Termination. For the avoidance of doubt, the foregoing payment shall be in addition to any other payment that may be owed to you by the Company in connection with your Qualifying Termination, including, but not limited to, pursuant to the terms of your outstanding equity awards (if any), any applicable Company severance policy or guidelines, and/or any other written arrangements between you and the Company. “Qualifying Termination” means (a) a Termination of Employment without Cause (other than as a result of death or Disability) under circumstances in which the Board of Directors of the Company does not intend to fill the position that you hold immediately prior to the Qualifying Termination, or (b) a Termination of Employment

without Cause (other than as a result of death or Disability) or for Good Reason following the appointment of a successor or interim successor to the current Chief Executive Officer, Hugh Sawyer. For purposes of this Paragraph 5, “Termination of Employment,” “Cause,” and “Disability” have the meanings ascribed to such terms in the Company’s 2016 Long Term Incentive Plan, as amended and restated to date (the “2016 Plan”), and “Good Reason” means the occurrence, without your express written consent, of any of the following:

(A)    any material diminution in the nature of your authority, duties or responsibilities;

(B)    any reduction by the Company in your base salary then in effect or target bonus percentage (other than any reduction mutually agreed upon by the Company and you), other than an across the board reduction of not more than 10% that applies to all other executives who report to the Chief Executive Officer of the Company; or

(C)    following a Change in Control (as defined in the 2016 Plan, but substituting “forty-nine percent (49%)” for “twenty percent (20%)”), failure by the Company to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which you are then participating;

provided that you notify the Company of such condition set forth in clause (A), (B) or (C) within ninety (90) days of its initial existence and the Company fails to remedy such condition within thirty (30) days of receiving such notice (the “Cure Period”) and you deliver written notice of termination of employment to the Company’s General Counsel within thirty (30) days following the end of the Cure Period; provided, further, that in order for the Termination of Employment to constitute a Termination of Employment for Good Reason, you must terminate employment no later than one hundred and twenty (120) days following the end of the applicable cure period.] Participants without an employment agreement.

This letter agreement shall constitute the entire agreement between the parties with respect to the matters addressed hereunder and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this letter agreement.

[Signature Page Follows]

Sincerely,

REGIS CORPORATION

Name:
Title:

Acknowledged and Agreed:

[Executive]